UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2026

Functional Brands Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-42936	85-4094332
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 SW Rosewood Street

Lake Oswego, Oregon 97035

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (800) 245-8282

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value share	MEHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

The descriptions below as they relate to the, Series C Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Shares of the Company (the “CoD”), the Senior Secured Convertible Notes (the “Notes”), the Exchange and Amendment Agreement (the “Exchange Agreement”), and the Pledge and Security Agreement (the “Security Agreement”), do not purport to be complete and are qualified in their entirety by the copies of such documents filed herewith as Exhibits 3.1, 4.1, 10.1 and 10.2, respectively, and are incorporated by reference into this Item 1.01.

Exchange Agreement

Effective as of March 9, 2026, Functional Brands Inc. (the “Company”) entered into the Exchange Agreement with Leonite Fund I, LP, Kips Bay Select LP, FirstFire Global Opportunities Fund, LLC and 3i LP (collectively, the “Investors”) pursuant to which the Investors agreed to exchange all of the Company’s Series A and Series B Convertible Preferred Stock held by such Investors for a combined consideration package consisting of shares of the Company’s new Series C Convertible Preferred Stock (the “Series C Preferred”), cash, Notes and shares of the Company’s common stock , par value $0.00001 per share (the “Common Stock”). The remaining stated values of the Series A Preferred and Series B Preferred were, for purposes of the exchange, valued at 80% and 100% respectively, yielding an aggregate assigned stated value of $8,378,000 to be covered by the consideration package, The aggregate consideration paid for the exchange consists of (i) $6,032,160 in stated value of Series C Preferred, (ii) $900,000 in cash, $450,000 payable immediately and $450,000 to be paid upon the earlier of effectiveness of a registration statement covering Common Stock to be issued in connection with a proposed equity line of credit or 90 days after the date of the Exchange Agreement, (iii) $837,800 in principal amount of Notes and (iv) 5,190,171 shares of Common Stock.

The Investors also agreed not to sell any shares of Common Stock in the open market prior to the record date for the next annual or special meeting of stockholders of the Company and after such record date the aggregate number of shares of Common Stock sold by the Investors in the open market on any trading day may not exceed 15% of the trading volume for such trading day.

Series C Preferred.

The Series C Preferred has a stated value of $1,000 per share. The Series C Preferred is convertible into Common Stock at three fixed conversion price tiers. Fifty percent (50%) of the Series C Preferred stated value is convertible at $0.30 per share, twenty-five percent (25%) of the stated value is convertible at $0.35 per share and the remaining twenty-five percent (25%) of stated value is convertible at $0.41 per share. The Series A Preferred has standard anti-dilution provisions. The Series C Preferred will not bear dividends so long as the Company is not in default on its obligations under the CoD. The Company has the right to repurchase all or a portion of the Series C Preferred at the stated value thereof.

Notes

The principal amount the Notes bear interest at 12% per annum which accrues monthly. The principal of the Notes is payable seventeen (17) months from the date of issuance with the Notes amortizing in one-sixth (1/6) monthly installment amounts payable commencing one year after the date of issuance. The Company may prepay the Notes in whole at any time, upon five (5) days’ prior notice at price of 100% of the outstanding principal amount thereof plus accrued interest.

The Notes are convertible into Common Stock at a rate equivalent to 120% of the closing price of the Common Stock on the date of the exchange. The Notes contain standard default provisions including, but not limited to, failure to pay principal and interest, failure to reserve sufficient shares for conversion, failure to deliver shares upon conversion, breach of covenants or representations and warranties, delisting of the Common Stock, defaults by the Company in other obligations that result in a material adverse effect and bankruptcy events.

Security Agreement

In order to secure its obligations under the Notes, the Exchange Agreement and related documents, the Company has granted the Investors a security interest in and lien on substantially all of the assets of the Company.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Notes is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 12, 2026, the Company filed the Certificate of Designation, Preferences and Rights for the purpose of designating and establishing the shares of the Series C Preferred, with the Secretary of State of the State of Delaware. A copy of the Certificate of Designation, Preferences and Rights is filed herewith as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Form of Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Shares
4.1	Form of Senior Secured Convertible Promissory Note
10.1	Form of Exchange and Amendment Agreement
10.2	Form of Pledge and Security Agreement
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2026	FUNCTIONAL BRANDS INC.

	By:	/s/ Eric Gripentrog
	Name:	Eric Gripentrog
	Title:	Chief Executive Officer

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